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                                                                    EXHIBIT 99.1

                        ALTERNATIVE LIVING SERVICES, INC.
                         ADOPTS SHAREHOLDERS RIGHTS PLAN


(Brookfield, WI - December 10, 1998) Alternative Living Services, Inc. (AMEX:
ALI) announced today that its Board of Directors has adopted a Shareholders Rights Plan. Holders of the Company's Common Stock as of December 22, 1998 will receive preferred stock purchase rights as a dividend at the rate of one right for each share of Common Stock.

         The Rights are designed to assure that the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their investment. The Rights will not prevent a takeover but should encourage any acquiror to negotiate with the Board prior to attempting a takeover. The Rights are not being distributed in response to any specific attempt to acquire control of the Company.

         Each Right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $130.00 per right, subject to adjustment. The Rights will become exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Company's Common Stock.

         If a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Rights's then-current exercise price, a number of shares of the Company's Common Stock having a market value of twice such price. In addition, if the Company is acquired in a merger or other transaction after a person has acquired 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common stock of the acquiring entity having a market value of twice such price. Under certain circumstances, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors.

         The dividend distribution will be made on December 22, 1998, payable to stockholders of record on that date. The Rights will expire on December 22, 2008. Details of the Plan and the Rights are summarized in a letter that will be mailed to all stockholders of the Company after the record date.

         Alternative Living Services offers supportive and health care services to our nation's frail elderly and is the nation's largest operator of free-standing Alzheimer's/dementia care residences. The Company currently operates in 25 states and has residences under construction and development in many of its existing markets as well as in six additional states.